SERVICE COMPANY ASSET CONTRIBUTION AGREEMENT


         SERVICE COMPANY ASSET CONTRIBUTION AGREEMENT, entered into as of the 14th day of May, 1998, by and among Constellation Real Estate, Inc., a Maryland corporation ("Seller"), KMS Oldco, Inc. a Maryland corporation ("KMS") and Constellation Real Estate Group, Inc. a Maryland corporation ("CREG"), (KMS and CREG are collectively referred to herein as the "Shareholders"), and Corporate Office Properties, L.P., a Delaware limited partnership ("COP") and Corporate Office Properties Trust, a Maryland real estate investment trust ("COPT"). COP and COPT are collectively referred to herein as "Buyer."


                              W I T N E S S E T H:

          Seller is engaged directly, and indirectly through its controlling ownership interest in Constellation Realty Management, LLC, a Maryland limited liability company ("CRM") in the business of managing real property. Shareholders are the owners of all the issued and outstanding capital stock of Seller.

         COPT is the sole General Partner of COP. COP and COPT have this day entered into a certain Contribution Agreement and certain Development Agreements which provide, inter alia, for the transfer to Buyer of certain ownership interests in entities which are Affiliates of Seller and the Shareholders and which own real property, some of which real property has been managed by Seller or CRM.

         Seller wishes to sell and Buyer wishes to buy certain assets owned by Seller, including all of Seller's interest as a member in CRM, and Buyer wishes to assume certain of Seller's liabilities.

         In consideration of the mutual agreements, covenants, representations and warranties contained herein, and each intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.        DEFINITIONS.

         As used in this Agreement, the following terms shall have the following meanings:


"Affiliate" as to a Person shall mean a Person that controls, is controlled by or under common control with such Person.

"Accredited Investor" shall have the meaning set forth in Regulation D promulgated under the Securities Act of 1933, as amended.

"Agreement" means this Service Company Asset Contribution Agreement.

"Assets" has the meaning set forth in Section 2.1 (a) of the Agreement.

"Assumed Liabilities" has the meaning set forth in Section 2.5 (b) of the Agreement.

"Authorizations"  has the meaning set forth in Section 8.3 of the Agreement.

"Balance Sheet Date" means April 30, 1998.

"Business" means the operations and activities of Seller insofar as they relate to the real properties which are owned by the entities whose interests are being transferred to Buyer pursuant to the terms of the Contribution Agreement and the Development Agreements.

"Buyer" means COP and COPT together.

"Closing"means the closing of the purchase and sale of the Assets and the CRM Interest pursuant to the terms of this Agreement.

"Closing Date" means the date on which the Closing shall occur.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts"  has the meaning set forth in Section 2.1 (a) (iii)of the Agreement.

"Contribution Agreement" means that Contribution Agreement dated as of May __, 1998 by and between Buyer and the Persons identified therein as "Sellers".

"COP" means Corporate Office Properties, L.P.

"COPT" means Corporate Office Properties Trust.

"CREG" means Constellation Real Estate Group, Inc.

"CRM"  means Constellation Realty Management, LLC.

"CRM Balance Sheet" means the balance sheet of CRM as of April 30, 1998 included on Schedule 4.8 to the Agreement.

"CRM Financial Statement" has the meaning set forth in Section 4.8 of the Agreement.

"CRM Interest" means the seventy five percent (75%) ownership interest in CRM, comprising all the issued and outstanding Class A Units of CRM, owned by Seller as a member of CRM.


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


"CRM Operating Agreement" means that Operating Agreement dated April 17,1996 between Seller and KLNB, LLC, attached hereto as Exhibit "A".

 "Deficiencies"  has the meaning set forth in Section 9.2 of the Agreement.

"Development Agreements" means those two Development Properties Acquisition Agreements each dated as of May __, 1998 by and between Buyer and the Persons identified therein as "Sellers".

"Employee Benefit Plan" means employee benefit plans as defined in Section 3(3) of ERISA.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excluded Assets" has the meaning set forth in Section 2.1 (c) of the Agreement.

"GAAP" means generally accepted accounting principles, consistently applied.

"Informational Materials" shall have the meaning set forth in Section 4.30 of the Agreement.

"KMS" means KMS Oldco, Inc.

"Law" means any law, including, without limitation, any (i) principle of common law, (ii) federal, state or local statute, ordinance, rule or regulation, (iv) federal, state or local permit, license or certificate, or (iv) judgment, order, decree, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

"Person" means an individual, corporation, partnership, limited liability company, joint venture, organization, trust or other entity.

"Purchase Price" has the meaning set forth in Section 2.2 of the Agreement.

"SEC Reports" means the following documents filed to date by COPT with the Securities and Exchange Commission pursuant to either the Securities Exchange Act of1934, as amended or the Securities Act of 1933, as amended: Annual report on Form 10- K for the year ended December 31, 1997; Proxy Statement dated February 11, 1998; Prospectus dated April 22, 1998 included in registration statement number 333-47465 filed pursuant to Rule 424(b); and, Quarterly Report on Form 10_Q for the three months ended March 31, 1998.

"Seller" means Constellation Real Estate, Inc.

"Shares" has the meaning set forth in Section 2.2 of the Agreement.

"Shareholders" means, collectively, KMS and CREG, and "Shareholder" means any one of the Shareholders.
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


"Taxes" means all Federal, state, local and foreign income, property, sales, excise and other taxes or governmental charges of any nature whatsoever.

"Transaction Documents" has the meaning set forth in Section 4.2 of the Agreement.



 ARTICLE 2.     TERMS OF ASSET PURCHASE; CLOSING.

         2.1      Sale and Purchase of Assets and CRM Interest.

                  (a) In reliance on the representations, warranties, covenants and agreements herein, and subject to the terms and conditions hereof, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to substantially all of the tangible and certain intangible assets owned or used by Seller in the Business as of the Closing Date (the "Assets"). It is understood and agreed that all or a portion of the Assets may be contributed to, and owned by, single member limited liability companies in which Seller is the sole member, in which case Seller shall sell and Buyer shall purchase (or cause to be purchased) all of the interests of such entities. The Assets include, without limitation, the following:

                    (i) all trade  fixtures,  fixed and movable  equipment,  and office equipment (including, without limitation, all repair and replacement parts), furniture, all useable inventory of office supplies, and all other items of tangible personal property used or employed in the conduct and operation of its business as of the date of Closing;

                    (ii) all files  and  other  documents  and  records  and all books, ledgers, files and business records related to the Business;

                    (iii) all rights existing under management service agreements, equipment leases, contracts, real property leases, supply agreements, purchase orders, and all other agreements, commitments and understandings, to the extent the same relate to the Business and are assignable (collectively, the "Contracts");

                    (iv)  all  telephone   numbers  of  Seller  related  to  the
               Business;

                    (v) all permits, licenses, registrations, filings, authorizations and approvals (and pending applications for any thereof) to the extent the same relate to the Business and are assignable by Seller to Buyer;

                    (vi) all prepaid items,  utility and other deposits  related to the Business and to which Seller is entitled, supplier lists related to the Business, and to the extent assignable, all present and future causes of action and claims against third parties related to the Business;


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


                    (vii) all rights to operate as a going concern,  to hire any past or present employees, and to do business with all present customers and suppliers, and all right and title to and interest in all goodwill of its business;

                    (viii) all computer equipment, databases, software and software licenses related to the Business (it being understood and agreed that all such equipment and information, both hard copy and computer-based, which is not related to the Business shall not be part of the Assets); and

                    (ix) an  amount  of cash  which  shall  be no less  than the aggregate amount of all accrued but unpaid payroll, incentive pay, vacation and associated payroll taxes and benefit payments which Seller is required to pay for the current payroll period in which the Closing occurs (and any other unpaid amounts from prior periods) but only to the extent such amounts relate to the employees of Seller that will be employed by Buyer or an Affiliate of Buyer immediately after Closing.

                  (b) In reliance on the representations, warranties, covenants and agreements herein, and subject to the terms and conditions hereof, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the CRM Interest.

                  (c) The following are not included in the Assets (the "Excluded Assets"):

                    (i) all right,  title and  interest in and to Seller's  name and the service marks, trade names, trademarks and copyrights, including all registrations and variances thereof, logos used in connection therewith, the right to sue for past infringements thereof, and all goodwill associated with such marks and rights;

                    (ii) intercompany and other accounts receivable of Seller;

                    (iii) trade fixtures, fixed and movable equipment, and office equipment (including, without limitation, a reasonable amount of repair and replacement parts), furniture, a reasonable amount of useable inventory of office supplies, and all other items of tangible personal property used or employed in the conduct and operation of its business as of the date of Closing by those employees who will not be employed by Buyer or an Affiliate of Buyer immediately after Closing; and,

                    (iv) other items of personal  property set forth on Schedule
               2.1(c).

         2.2 Purchase Price and Payment. As consideration for the Assets and the CRM Interest, COPT shall deliver to Seller the aggregate number of shares of COPT Common Shares and COPT Convertible Preferred Shares (collectively, the "Shares") set forth on Schedule 2.2. (the "Purchase Price"). It is agreed that the value of the Purchase Price is Two Million Five Hundred Thousand Dollars ($2,500,000). The Purchase Price shall be allocated among the Assets and the CRM Interest in the manner required by Section 1060 of the Code, and as set forth on
Schedule 2.2 hereto. Seller and Buyer hereby agree to timely file Internal Revenue Service Form 8594 and any other required Federal or State tax form with

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


respect to such allocation. No party hereto shall take, for income tax purposes, any position inconsistent with such allocation.

         2.3 Expenses. Seller, the Shareholders, COP and COPT will each bear their respective legal, accounting and other expenses incurred in connection with the investigation, negotiation, preparation, review, execution, performance and enforcement of this Agreement, and in connection with the transactions contemplated hereby.

         2.4 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held immediately following, and at the same place as the closing of the transactions contemplated by the Contribution Agreement, or at such other time and place as may be mutually agreed upon by Buyer and Seller.

         2.5   Assumption of Liabilities.

                  (a) Buyer assumes no liabilities of, or related to, CRM. Except as expressly set forth in Section 2.5(b), neither the execution of this Agreement nor the consummation of the transactions contemplated herein shall obligate Buyer to pay any fixed or contingent, known or unknown, secured or unsecured obligation, debt or liability of Seller or any Shareholder, whether arising before or after the Closing, it being the express intention of the parties that Seller and the Shareholders shall be responsible for the payment of all their respective obligations, debts and liabilities, including, but not limited to, indebtedness to banks and other financial institutions, indebtedness to current and former employees, officers, directors or shareholders of Seller, and, liability for payment of any and all accrued and unpaid salaries and wages, sick pay, vacation pay, time off or pay in lieu thereof, and any employee benefit due any employee.

                  (b) Notwithstanding the foregoing, Buyer agrees to assume the following obligations of Seller, and no others (the "Assumed Liabilities"):

                    (i)  obligations  of Seller under the Contracts set forth on
               Schedule 2.5(b) hereto, but only to the extent that performance of such obligations is to occur after Closing, or payment of sums due thereunder are in consideration for products or services rendered to Buyer after the Closing Date;

                    (ii) accounts payable then current and as agreed to in writing by Buyer and Seller at or prior to Closing; and

                    (iii) accrued  payroll for the employees of Seller that will be employed by Buyer or an Affiliate of Buyer immediately after the Closing, and associated payroll taxes for the Seller's current payroll period in which the Closing Date occurs, as agreed to in writing by Buyer and Seller at or prior to Closing.

 ARTICLE 3.            COVENANTS OF SELLER AND THE SHAREHOLDERS.

         Seller and the Shareholders jointly and severally covenant and agree to and with Buyer as follows:

         3.1 Activities Pending Closing. Except as expressly provided herein, between the date hereof and Closing, unless Seller shall have received the prior written consent of Buyer to the contrary, Seller shall, and Seller and the Shareholders shall cause each of Seller and CRM to use their commercially reasonable best efforts to:

                  (i) maintain its existence, pay and discharge all debts, liabilities and obligations as they become due, and operate solely in the ordinary course of business in a manner consistent with past practice and the provisions of this Agreement and in compliance in all material respects with all applicable Law and all contracts and agreements to which Seller or CRM is a party or by which its assets are bound;

                  (ii) maintain its facilities and assets in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

                  (iii) maintain its books and records in accordance with past practice, and use maintain in full force and effect all insurance policies and binders;

                  (iv) preserve intact its present organization and maintain its relations and goodwill with suppliers, customers, employees and others having relationships with it;

                  (v) promptly advise Buyer in writing of the threat or commencement against Seller or CRM of any dispute, claim, action, suit, proceeding, arbitration or investigation that could materially adversely affect Seller or CRM, or the assets of any Shareholder, or that challenges, or may affect the validity of, this Agreement or any other Transaction Document or any action taken or to be taken in connection with this Agreement or any other Transaction Document or the ability of any party hereto to consummate the transactions contemplated herein or therein; and

                  (vi) promptly advise Buyer in writing of any event or the existence of any fact which makes untrue, or will make untrue as of the Closing, any representation or warranty of Seller or the Shareholders set forth in this Agreement or in any Transaction Document.

         3.2 Negative Covenants. Except as expressly provided herein, between the date hereof and the Closing, without the prior written consent of Buyer, Seller shall not, and Seller and the Shareholders shall cause each of Seller and CRM not to:

                  (i) take any action (regardless of whether such action might otherwise be permitted hereunder), or (through inaction) permit to occur any event, that would, or could reasonably be expected to, result in any representation of Seller or a Shareholder contained in this Agreement being untrue in any material respect or the breach or nonfulfillment of any warranty, covenant or other obligation of Seller or a Shareholder in this Agreement;


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



                  (ii) amend its Articles of Incorporation or Bylaws (in the case of Seller) or the CRM Operating Agreement (in the case of CRM) or any other instrument regulating its conduct, including but not limited to agreements among its owners;

                  (iii) fail to pay or discharge when due any liability or obligation of Seller related to the Business or CRM;

                  (iv) enter into or renew, extend, amend or terminate any agreement, commitment or transaction, which entry, renewal, extension, amendment or termination is not in the ordinary course of business and consistent with past practice, or which is material to Seller's operations or financial condition or CRM's operations or financial condition;

                  (v)      settle or  compromise   any   material  pending   or
threatened  litigation  or  proceeding related to the Business or to CRM;

                  (vi) other than transactions in the ordinary course of business consistent with prior practice, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any assets that are material, individually or in the aggregate, to it;

                  (vii) except in the ordinary course of business, incur or guaranty any indebtedness or make any loan;

                  (viii)   acquire any other business or interest therein;

                  (ix) create, enter into, adopt, amend (except as may be required by Law) or terminate any employee benefit plan or any compensatory or benefit agreement, arrangement, plan or policy with respect to any employee or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any employee or consultant or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

                  (x)      agree to do any of the foregoing.

         3.3 Access to Information. Prior to the Closing, Seller shall, during ordinary business hours and at mutually convenient times, give Buyer and its authorized representatives reasonable access to all of its and CRM's personnel, books, records, offices and other facilities and properties, and permit Buyer to make such inspections thereof as Buyer may reasonably request, and cause its and CRM's officers and advisors to furnish Buyer with such financial, operating and other information regarding the Business and CRM as Buyer may reasonably request.

         3.4 Confidentiality. Seller and the Shareholders will keep confidential and use their best efforts to cause their affiliates and instruct its and their respective officers, managers, directors, employees and advisors to keep confidential all nonpublic information relating to the transactions contemplated hereby, except as required by law or administrative process and except for information which becomes public other than as a result of a breach of this Section 3.4.

         3.5 Other Transactions. Prior to the Closing neither Seller nor any of the Shareholders shall, nor shall they permit any of their Affiliates, officers, directors, advisors or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any Person other than Buyer and its representatives concerning any merger, sale of securities, sale of assets or similar transactions involving the Seller or CRM In the event Seller or any of the Shareholders receive an inquiry or proposal relating to any such transaction, it or he will promptly notify Buyer thereof.

         3.6 Supplemental Disclosure. Seller and the Shareholders shall promptly supplement or amend each Schedule hereto with respect to any material matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedule; provided, however, that any such supplemental or amended disclosures shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by Buyer.

         3.7 Employees and Contractors. Seller and the Shareholders shall use their best efforts to assist Buyer in retaining the services of those employees of Seller and independent contractors with Seller that are identified by Buyer for such purpose.

 ARTICLE 4.           REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
                      SHAREHOLDERS.

         Seller and each of the Shareholders jointly and severally represent and warrant to Buyer as follows:

         4.1 Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite corporate power and authority to conduct its business as it has been and is now conducted, to own and lease the assets it owns and leases and to perform its obligations pursuant to each agreement and instrument by which it is bound. CRM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to conduct its business as it has been and is now conducted, to own and lease the assets it owns and leases and to perform its obligations pursuant to each agreement and instrument by which it is bound. Neither Seller nor CRM is required to be qualified to do business as a foreign corporation or company in any jurisdiction except as follows: CRM is qualified to do business in Virginia, Delaware, New Jersey, West Virginia, North Carolina, the District of Columbia and Pennsylvania; and, Seller is qualified to do business in Maryland and the District of Columbia.

         4.2 Power and Authority. Seller and each Shareholder has full legal right, power and authority to enter into and perform its and his obligations under this Agreement and under the other agreements and documents required to be delivered by it hereunder prior to or at the Closing, if any (the "Transaction Documents"). The execution, delivery and performance by Seller of this Agreement

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



and the other Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Seller and by each Shareholder and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms. When executed and delivered as contemplated herein, each of the Transaction Documents shall constitute the legal, valid and binding obligation of Seller and each Shareholder, as the case may be, enforceable against each of them in accordance with its terms, subject to bankruptcy and insolvency laws, and to equitable principles which may be imposed by courts.

         4.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with Seller's Articles of Incorporation or Bylaws, the CRM Operating Agreement or any Law binding upon Seller or CRM; (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under, any agreement or other obligation to which CRM, Seller or any Shareholder is a party or by which any of them (or the assets of any of them) is bound, or give to any other party any rights (including, without limitation, rights of termination, foreclosure, cancellation or acceleration) in, or with respect to, Seller, the CRM Interest or any of the Assets; or (iii) result in, require, or permit the creation or imposition of, any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance upon, or with respect to, Seller, the CRM Interest or any of the Assets.

         4.4 Shareholders. The Shareholders are the registered and beneficial owners of one hundred percent (100%) of the issued and outstanding capital stock of the Seller free and clear of any claims, liens, encumbrances, security interests, options, charges or restrictions whatever. No shares of the capital stock of the Seller are subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the capital stock. There are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements (including "phantom" stock arrangements), or understandings with respect to its capital stock issued by or binding upon the Seller. There are no obligations or agreements, written or otherwise, requiring or otherwise providing for the Seller to (x) make any dividend or other distribution, direct or indirect, on or account of any shares of any class of stock, now and hereafter outstanding, of the Seller or pursuant to any "phantom" stock arrangement; or (y) make any redemption, purchase or other acquisition, direct or indirect, of any shares of any class of stock of the Seller now or hereafter outstanding or of any warrants or rights to purchase any such stock (including, without limitation, the repurchase of any such stock or warrant or any refund of the purchase price thereof in connection with the exercise by the holder thereof of any right of rescission or similar remedies with respect thereto).

         4.5 Investments, Subsidiaries and Controlled Entities. Except as set forth on Schedule 4.5, neither Seller nor CRM directly or indirectly owns, controls or has any investment or membership or other interest in any other Person.


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



         4.6 Compliance with Law and Other Requirements. Each of Seller and CRM is, and at all times since its inception has been, in compliance in all material respects with all applicable Law, and has not received any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual, or potential violation of, or failure to comply with, any Law. All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants, approvals and authorizations required for the activities of Seller and CRM as currently conducted are in full force and effect without any default or violation thereunder by Seller or CRM or by any other party thereto, except where such default or violation would not have a material adverse effect on the activities, financial condition or results of operations of Seller or CRM.

         4.7 Employee and Labor Relations. Schedule 4.7 hereto includes a complete and correct list of each of Seller's and CRM's employees, job titles, dates of employment with Seller. Seller has previously furnished Buyer with a complete and correct list of the current rates and terms of compensation of all such persons.. All employees are employed by Seller and CRM "at will". Except as set forth in Schedule 4.7 hereto:

                  (i) Each of Seller and CRM is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;

                  (ii) no charges with respect to or relating to Seller or CRM are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices, and neither Seller nor CRM has received notice of the intent of any Federal, state or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Seller or CRM and no such investigation is in progress;

                  (iii) none of Seller, CRM, the Shareholders or their respective Affiliates has been the subject of an order, judgment or decree of any court, government agency or regulatory body that has enjoined, barred or suspended the Seller, CRM or any Shareholder, or any Affiliate of Seller, CRM or any Shareholder from engaging in any type of practice or activity; and

                  (iv) all services performed by Seller and CRM have been provided in accordance with all applicable Laws in all material respects.

         4.8 Financial Information. Attached hereto as Schedule 4.8 are the CRM Balance Sheet and the income statement of CRM as at and for the four months ended April 30, 1998 (collectively, including the notes thereto, the "CRM Financial Statement") and the balance sheets as of December 31, 1996 and 1997 and related statements of income, shareholders equity and cash flows for the eight and twelve month periods then ended, respectively, including the notes thereto. The books and records of CRM accurately and fairly reflect its activities and results of CRM, and the financial statements and notes specified above accurately and fairly present the financial condition, cash flows and results of CRM, as at the respective dates thereof and for the periods referred to therein, all in accordance with GAAP. The CRM Balance Sheet reflects all liabilities of CRM as of the Balance Sheet Date, whether absolute, accrued or contingent, of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. CRM has no liabilities or obligations of any nature that are not reflected on the CRM Balance Sheet, other than current liabilities (within the meaning of GAAP) incurred since the Balance Sheet Date in the ordinary course of business consistent in nature and amount with past practice, and that are neither material in amount nor inconsistent with any of the representations and warranties contained herein.

         4.9 Accounts Receivable. All accounts receivable of CRM reflected on its books and records represent valid obligations for services rendered or sales made in the ordinary course of business and are, to the best knowledge of Seller, collectible in the ordinary course of business.

         4.10 Absence of Changes. Since the Balance Sheet Date, except as otherwise set forth in Schedule 4.10, each of Seller and CRM has not:

                  (i) undergone or experienced any material adverse change in its business or financial condition, properties, assets, liabilities, business or other aspect of operations;

                  (ii) suffered any damages, destruction or loss (insured or uninsured) materially and adversely affecting its ability to conduct business;

                  (iii) sold, transferred, encumbered or granted any security interest in any of its business, properties or assets (or agreed to do so), except in the ordinary course of its business;

                  (iv) merged or consolidated with or been acquired by any Person (or agreed to do so);

                  (v) suffered or permitted any material change in the manner of conducting business;

                  (vi) agreed to any waiver or settlement of any material lawsuit or dispute;

                  (vii) made or authorized any loan or advance to any Person except for normal travel and other reasonable expense advances to employees ;

                  (viii) other than in the ordinary course of business, granted or authorized any salary increases, bonuses or other benefits payable to employees or consultants;

                  (ix) incurred (or agreed to) any actual, contingent or otherwise, indebtedness or liability, except current liabilities in the ordinary and usual course of business;

                  (x) made (or agreed to) any purchase or lease of capital assets;

                  (xi) paid, declared or authorized any redemption, distribution or dividend with respect to any member or otherwise with respect to any ownership interest; and

                  (xii) lost, or suffered cancellation, termination or cessation of, any customer(s) or client relationship(s) which accounted for seven and one-half percent (7.5%) or more of gross revenues, in the aggregate, from its business (in the case of CRM) or the Business (in the case of the Seller) for the twelve month period ended on the Balance Sheet Date.

         4.11 Undisclosed Liabilities. CRM has no material liabilities or material obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) other than as set forth on the CRM Balance Sheet and except as incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

         4.12 Taxes. Each of Seller and CRM has filed all tax returns required to be filed by it and has paid or has established an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns. Neither Seller nor CRM is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any Taxes have been proposed, asserted or assessed against the Seller or CRM and no requests for waivers of the time to assess any Taxes are pending. There are no liens for Taxes upon any of the Assets. None of the Seller, CRM or the Shareholders is a Person other than a United States Person within the meaning of the Code.

         4.13 Litigation. Except as set forth on Schedule 4.13 attached hereto, there is no suit, action or proceeding pending against or (to Seller's knowledge) threatened against or affecting Seller or CRM that could reasonably be expected to have a material adverse effect on Seller or CRM. Neither Seller nor any Shareholder is aware of any basis for any such suit, action or proceeding, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against any Seller or CRM having, or which in the future would have, any such effect. Neither Seller nor CRM, or any Person employed by Seller or CRM, has reported a claim or potential claim to Seller's, CRM's or such Person's professional liability insurance carrier.

         4.14 Contracts. Neither Seller nor CRM is in default under any document, contract, agreement or other commitment to which it is a party or by which it or any of its assets is bound where such default would have a material adverse effect on the activities, financial condition or results of operations of Seller or CRM. Each contract or agreement to which the Seller or CRM is a party is in full force and effect in accordance with its terms and there is no outstanding notice of cancellation or termination in connection therewith.

         4.15 Effect of Transaction. No creditor, employee, client or other customer or other Person having a material business relationship with Seller or CRM has informed Seller, CRM or any Shareholder that such Person intends to change the relationship because of the transactions contemplated by this Agreement.

         4.16 Intangible Assets. Schedule 4.16 hereto includes a true and complete list of all fictitious names, trademarks, service marks, trade names, copyrights and patents owned by CRM on the date hereof, or for which application is pending. All such fictitious names, trademarks, service marks, trade names, copyrights and patents are free and clear of all assignments, restrictions, encumbrances, charges or claims of infringement by third parties.

         4.17 Consents. No consent, order, approval or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, is required by or with respect to the Seller, CRM or a Shareholder in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents. Set forth on Schedule 4.17 hereto are names of each Person whose consent is required in order to permit the transfer of an Asset to Buyer, the assumption by Buyer of Seller's rights pursuant to a Contract, and the transfer to Buyer of the CRM Interest.

         4.18 Further Assurances. From and after the date of this Agreement (and from and after the date of Closing for a period of two years to the extent that Seller shall thereafter retain any of the following), Seller shall give to Buyer and to Buyer's representatives, auditors and counsel full access during normal hours to all of the properties, books, files, records, contracts, licenses and all other documents maintained by Seller and related to the Business and shall furnish to Buyer all information with respect to the Business prior to the Closing Date as Buyer may from time to time reasonably request. Seller and the Shareholders shall use their commercially reasonable best efforts to obtain all consents necessary to consummate the sale, assignment, conveyance and delivery of the Assets and the CRM Interest contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby, and to enable Buyer to continue to conduct the businesses conducted by Seller and CRM in a manner similar to the manner in which they have previously been conducted. From time to time after the Closing, at Buyer's request and without additional consideration, Seller and each of the Shareholders agree to execute and deliver such other instruments of assignment and transfer and take such other action as Buyer reasonably may require to more effectively assign, transfer to, and vest in Buyer absolutely, and to put Buyer in possession of, any property to be sold, assigned, transferred and delivered hereunder.

         4.19    [intentionally left blank]

         4.20 Leases and Subleases. Each lease or sublease pursuant to which the Seller or CRM leases or subleases any real or personal property, either as lessor or lessee, is valid and binding in accordance with its terms, and there is not under such lease or sublease any existing default or breach of covenant by the Seller or CRM or by the other party thereto, or any condition, event, or act that with notice or lapse of time or both would constitute default. Schedule 2.5(b) hereto contains a true, correct and complete list of each lease of real property and personal property to which the Seller or CRM is a party and in which capacity.

         4.21 Title to Assets. Except as set forth on Schedule 4.21 hereto, Buyer will receive at Closing good and marketable title to the Assets, free and clear of all liens, claims, encumbrances and security interests of any kind or nature. None of the Assets is the subject of any pending or threatened litigation.

         4.22 Title to CRM Interest. Buyer will receive at Closing good and marketable title to the CRM Interest, free and clear of all liens, claims, encumbrances and security interests of any kind or nature. Buyer acknowledges that as the owner of the CRM Interest, it will be subject to the terms of the CRM Operating Agreement.

         4.23 Employee Benefits. Schedule 4.23 contains a complete and correct list of all benefit plans, arrangements, commitments and payroll practices of CRM (whether or not Employee Benefit Plans under ERISA), including, without limitation, sick leave, vacation pay, severance pay, salary continuation or disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical, dental and pharmacy, life insurance and scholarship programs maintained for the benefit of any present or former employees of CRM. Each Employee Benefit Plan of CRM has been administered in compliance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Law (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

         4.24 No Investigation. None of Seller, CRM, any Shareholder or their respective Affiliates nor (to the best of Seller's knowledge) any Person employed by Seller or CRM is currently under investigation or prosecution for, nor has Seller, CRM, any Shareholder or their respective Affiliates nor any such Person been convicted of a criminal offense related to fraud, theft, embezzlement or other financial or unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

         4.25 Copies of Documents. Seller has furnished Buyer with true, complete and correct copies of: Seller's Articles of Incorporation and Bylaws; all contracts, agreements and understandings to which Seller is a party and related to the Business; the CRM Operating Agreement; all contracts, agreements and understandings to which CRM is a party (other than routine maintenance and similar agreements which are not individually or in the aggregate material in amount or substance to CRM or its operations); and, all contracts agreements and understandings to which Seller is a party in its capacity as a member of CRM.

         4.26 Proper Licensing. Seller and CRM and each Person employed or retained as an independent contractor by Seller and CRM are qualified and licensed to engage in providing the service provided by such Person without restriction or limitation in the State of Maryland and in each other jurisdiction in which such Person engages in such services.

         4.27 Insurance Coverages. Each of Seller and CRM has maintained in full force and effect insurance policies which are adequate in coverage amounts and types of risks covered for the conduct of its business, and all premiums necessary to maintain such insurance policies have been paid or accrued in full and are reflected on the Seller Balance Sheet and the CRM Balance Sheet.

         4.28 Prohibited Payments. None of Seller, CRM or the Stockholders, nor any of the officers, directors, employees, agents or affiliates of Seller or CRM has offered, paid or agreed to pay to any person or entity, including any governmental official, or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of obtaining or maintaining business or otherwise affecting the operations, prospects, properties or condition (financial or otherwise) of the Seller or CRM and which is or was in violation of any law, rule or regulation, or is not properly and correctly recorded or disclosed on the books and records of the Seller or CRM.

         4.29 CRM Operating Agreement. The CRM Operating Agreement in the form attached hereto as Exhibit "A" is in full force and effect, and there is no current breach or violation of its terms by any party thereto, or the existence of any condition which would, if continued, result in a breach or violation thereof by any party thereto. Seller has complied with all the terms and conditions of the CRM Operating Agreement, including but not limited to all obligations with respect to capital contributions set forth in Article III. No consent of any person is required for the transfer of the CRM Interest to Buyer.

         4.30 Investment Representation. Seller and each Shareholder has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the Shares. No Shares will be issued, delivered or distributed to any person or entity who either (i) is a resident of the State of California or New York or (ii) is other than an Accredited Investor with respect to whom there has been delivered to Buyer satisfactory information confirming the status of such person or entity as an Accredited Investor. Seller and each Shareholder has been furnished with the informational materials described in Section 4.2 of the Contribution Agreement (collectively, the "Informational Materials"), and has read and reviewed the Informational Materials and understands the contents thereof. Seller and the Shareholders have been afforded the opportunity to ask questions of those persons they consider appropriate and to obtain any additional information they desire in respect of the Shares and the business, operations, conditions (financial and otherwise) and current prospects of the Buyer. Seller and the Shareholders have consulted their own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the Shares and have not relied on COP, COPT, or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences. Seller and each of the Shareholders is an Accredited Investor. Seller and each of the Shareholders is formed under the law of the State of Maryland.

         4.31 United States Person. Each Entity and each Seller is a "United States Person" within the meaning of Section 1445(f)(3) of the Code, as amended, and shall execute and deliver an "Entity Transferor" certification (as defined in ther Contribution Agreement) at Closing.

         4.32 Full Disclosure. All documents and other papers delivered by or on behalf of Seller and each Shareholder in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of Seller or a Shareholder contained in this Agreement or any other Transaction Document contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Except as described in this Agreement, there is no fact known to Seller or any of the Shareholders or (other than proposed or enacted legislation, proposed or enacted regulation, or general economic or real estate industry conditions and changes) that materially adversely affects or, so far as Seller and the Shareholders can reasonably foresee, materially threatens, the assets, activities, prospects, financial condition or results of Seller or CRM.



ARTICLE  5.              COVENANTS OF BUYER.

          Buyer covenants and agrees to and with Seller as follows:

         5.1 Confidentiality. Buyer acknowledges that the information being provided by the Seller and Shareholders is for the sole purpose of the transactions contemplated hereby and that Buyer will keep confidential and instruct Buyer's Affiliates, officers, directors, employees and advisors to keep confidential all nonpublic information relating to the Seller, except as required by Law and except for information which becomes public other than as a result of a breach of this Section 5.1.

         5.2 Financial Information. Buyer agrees to (x) retain all of the books and records of the Seller acquired by Buyer hereunder and not to destroy or dispose of any thereof for a period of three (3) years from the Closing Date or such longer time as may be required by Law, and (y) provide to the Shareholders financial information in its possession or control with respect to the Seller requested by Seller or the Shareholders in order to comply with tax, financial reporting and accounting requirements.

         5.3 Proxy Statement. As promptly as practicable after the execution of this Agreement, COPT shall prepare and file with the Securities Exchange Commission a Proxy Statement (the "Proxy Statement") which shall solicit the votes of COPT's shareholders with respect to the transactions contemplated hereby and by the Contribution Agreement. The Proxy Statement shall include the recommendation of COPT's Board of Trustees in favor of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Trustees may modify or withdraw such recommendation if it believes in good faith after consultation with legal counsel that the modification or withdrawal of such recommendation is necessary for the Board of Trustees to comply with its fiduciary obligations under applicable law.



 ARTICLE 6.                REPRESENTATIONS AND WARRANTIES OF BUYER.

         COP and COPT, jointly and severally, represent and warrant to Seller as follows:

         6.1     Status, Power and Authority.

         COP is a limited partnership validly existing under the laws of the State of Delaware and has all requisite power to carry on its business as now conducted. COPT is the sole general partner of COP and is a duly formed and validly existing Maryland real estate investment trust. Each of COP and COPT has full power and authority and possesses all material authorizations and approvals necessary to enable it to execute and deliver this Agreement and the other
Transaction Documents to be executed by it, and perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents when executed and delivered by COP and COPT will, subject to approval by the shareholders of COPT prior to Closing, constitute valid and legally binding obligations of each of COP and COPT, enforceable against them in accordance with their respective terms, subject to bankruptcy and insolvency laws, and to equitable principles which may be imposed by courts.

         6.2 No Conflicts. Subject to approval by the shareholders of COPT, the execution, delivery and performance of this Agreement and the other Transaction Documents do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with COP's Partnership Agreement or COPT's Amended and Restated Declaration of Trust, or any Law binding upon COP or COPT;
(ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under, any agreement or other obligation to which COP or COPT is a party or by which either of them (or the assets of either of them) is bound, or give to any other party any rights (including, without limitation, rights of termination, foreclosure, cancellation or acceleration) in, or with respect to COP or COPT; or (iii) result in, require, or permit the creation or imposition of, any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance upon, or with respect to, COP or COPT or the assets of either of them.

         6.3 Litigation. There are no actions, suits, claims, proceedings, investigations or inspections, pending or (to COPT's knowledge) threatened, against or affecting COPT or its Affiliates which could have a material adverse affect on COPT and its Afiliates considered as a whole, and to COPT's knowledge there are no matters of litigation or governmental proceedings expected to be brought against it or its Affiliates which could have a material adverse affect on the financial condition of COPT and its Affiliates considered as a whole.

         6.3 Consents. No consent, order, approval or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, is required by or with respect to the COP or COPT in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents.

         6.4 SEC Reports and Financial Statements. The SEC Reports did not, as of their respective dates of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There has not been any material adverse change in the business of COPT since March 31, 1998. Except as may otherwise be set forth therein, the financial statements (including the notes thereto) of COPT set forth in the SEC Reports present fairly the consolidated financial position of COPT as at the dates set forth therein and its results of operations, changes in consolidated stockholder equity and cash flows for periods covered thereby, all in conformity with United States generally accepted accounting principles applied on a consistent basis for such periods.

         6.5. The Shares. The Shares to be issued at Closing will, when issued and delivered, be duly authorized, validly issued, fully paid, non-assessable shares of COPT free from all claims of preemptive rights.

         6.6 Tax Status. COP has been at all times, and presently intends to continue to be, classified as a partnership for federal income tax purposes and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation. COPT is now, and presently intends to continue to be classified, as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended.

         6.7 Full Disclosure. All documents and other papers delivered by or on behalf of COP or COPT in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of COP or COPT contained in this Agreement or any other Transaction Document contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Except as described in this Agreement or in the SEC Reports there is no fact known to COP or COPT or (other than proposed or enacted legislation, proposed or enacted regulation, or general economic or real estate industry conditions and changes) that materially adversely affects or, so far as COP and COPT can reasonably foresee, materially threatens, the assets, activities, prospects, financial condition or results of COP or COPT.

         6.8 Condition of Tangible Assets. COP and COPT acknowledge that the tangible assets comprising a portion of the Assets are being transferred "as-is, where-is", and that Seller makes no representation or warranty, express or implied, about the condition or fitness for any particular purpose, of any of the tangible assets included as a part of the Assets.


ARTICLE 7.               CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

          Seller's obligation to complete the Closing shall be conditioned on the following, any of which may be waived by Seller.

         7.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement and all other Transaction Documents, or in any exhibit, schedule, statement, list or certificate furnished pursuant thereto, shall be true and correct when made and shall be true and correct in all material respects at and as of the time of the Closing.

         7.2 Performance by Buyer. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         7.3 Other Matters. The transactions contemplated hereby shall be approved by all necessary action on the part of Buyer.

         7.4 Deliveries at Closing. All instruments, documents, certificates and other items required to be delivered to Seller pursuant to Section 10.2 of the Agreement shall have been delivered to Buyer at or prior to the Closing Date.

         7.5 Shareholder Approval and Other Closings. The Shareholders of COPT shall have approved the transactions contemplated hereby and by the Contribution Agreement and the Development Agreements. Immediately preceding Closing hereunder, there shall be a closing pursuant to the Contribution Agreement.


 ARTICLE 8.                CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

          Buyer's obligation to complete the Closing shall be conditioned on the following, any of which may be waived by Buyer.

         8.1 Representations and Warranties. The representations and warranties made by Seller and the Shareholders in this Agreement and all other Transaction Documents, or in any exhibit, schedule, statement, list or certificate furnished pursuant thereto, shall be true and correct when made and shall be true and correct in all material respects at and as of the time of the Closing.

         8.2 Performance by Seller and the Shareholders. Seller and the Shareholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

         8.3 Federal and State Licenses, Permits and Authorizations. Buyer shall have received or have been granted any and all necessary licenses, permits and authorizations by the appropriate local, state and federal government agencies in order for Buyer to purchase the Assets and the CRM Interest (the "Authorizations"). Seller and the Shareholders shall cooperate and employ their best efforts to assist Buyer in receiving the Authorizations.

         8.4 Other Matters. The transactions contemplated hereby shall be approved by all necessary corporate action on the part of the Seller, and there shall have been no material change in any Law or regulation affecting Seller or CRM.

         8.5 Deliveries at Closing. All instruments, documents, certificates and other items required to be delivered to Buyer pursuant to Section 10.1 of the Agreement shall have been delivered to Buyer at or prior to the Closing Date.

         8.6 Buyer's Rights With Respect to CRM Interest. Buyer shall have the right not to purchase the CRM Interest at Closing, if Buyer is not satisfied for any reason whatsoever with the documents, agreements and instruments relating to such transfer. Buyer may exercise this right, in its sole discretion, by notifying Seller in writing of its intention not to purchase the CRM Interest at any time up to completion of the closing of the Contribution Agreement. If Buyer elects not to purchase the CRM Interest: (i) the Purchase Price shall be reduced to Shares representing an aggregate value of Seven Hundred Fifty Thousand Dollars ($750,000.00); (ii) the amount set forth in Section 9.7 below shall be changed to Twenty Thousand Dollars ($20,000.00); and (iii) this Agreement shall otherwise continue in full force and effect.

         8.7 Shareholder Approval and Other Closings. The Shareholders of COPT shall have approved the transactions contemplated hereby and by the Contribution Agreement and the Development Agreement. Immediately preceding Closing hereunder, there shall be a closing pursuant to the Contribution Agreement.


ARTICLE 9.            INDEMNIFICATION.

         9.1 Basic Provision. The Sellers and the Shareholders hereby jointly and severally agree to indemnify, defend and hold harmless Buyer, its Affiliates and their respective partners, directors, officers, shareholders, employees and agents and the successors and assigns of each of the foregoing (individually, an "Indemnitee" and collectively, the "Indemnitees"), from, against and in respect of the amount of any and all Deficiencies.

         9.2      Definitions of "Deficiencies.   As used herein, "Deficiencies"
means:

         (i) any and all losses, damages, costs and expenses resulting from any misrepresentation, breach of warranty or representation, or any non-fulfillment of any warranty, representation, covenant or agreement on the part of Seller or any Shareholder contained herein;

         (ii) any and all losses, damages, costs and expenses resulting from any misrepresentation contained in any statement, report, certificate or other document or instrument delivered to Buyer pursuant to this Agreement or contained in any Schedule or Exhibit hereto;

         (iii) any and all losses, damages, costs and expenses resulting to Indemnitee by reason of any claim, debt, liability or obligation or any alleged claim, debt, liability or obligation of CRM, Seller or any Shareholder
(including but not limited to any claim for malpractice or professional liability), whether known or unknown, accrued or contingent, except for the Assumed Liabilities;

         (iv) any and all losses, damages, costs and expenses resulting from all actions and conduct occurring on or prior to the Closing Date by or on behalf of CRM, Seller or the Shareholders, including but not limited to actions and conduct of Seller and its employees, customers or agents; and

          (v) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees, costs and expenses incident to any of the foregoing.

         9.3 Procedures for Third Party Claims. In the event that any claim shall be asserted by any individual or entity against Buyer which, if sustained, would result in a Deficiency, Buyer, within a reasonable time after learning of such claim, shall notify Seller and the Shareholders of such claim, and shall extend to Seller and the Shareholders a reasonable opportunity to defend against such claim, at the Sellers' and the Shareholders' sole expense and through legal counsel acceptable to Buyer, provided that Seller and the Shareholders proceed in good faith, expeditiously and diligently to defend such claim. Buyer shall, at its option and expense, have the right to participate in any defense undertaken by Seller and the Shareholders with legal counsel of its own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by Seller or any Shareholder without the prior written consent of Buyer unless prior to such settlement or compromise (i) Seller and the Shareholders acknowledge in writing their obligation to pay in full the amount of the settlement and all associated expenses, (ii) Buyer is furnished with security reasonably satisfactory to Buyer that Seller and the Shareholders will in fact pay such amount and expenses and (iii) Seller and the Shareholders obtain a written release from the claimant, in a form reasonably satisfactory to Buyer, of the Buyer from all liability, past, present and future, arising from or in connection with the claim.

         9.4 Payment of Deficiencies. In the event that Buyer discovers any Deficiency, Buyer shall give written notice to Seller and the Shareholders of the nature and amount of the Deficiency. Seller and the Shareholders hereby agree to pay the amount of such Deficiency to Buyer in cash within thirty (30) days after written notice from Buyer which reasonably details the nature and amount of the Deficiency. Any amounts required to be paid which are not paid by Seller and the Shareholders when due under this Article 9 shall bear interest from the due date thereof until the date paid at a rate of interest per annum that is equal to the Prime Rate. At Buyer's option, Buyer may off-set any unpaid Deficiency or portion thereof against any obligation Buyer may have to any party hereto.

         9.5 Provisions Not Exclusive. The indemnification obligations of Seller, the Shareholders and Buyer contained herein, including any rights of set off as described herein, are not intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered by the indemnifications described herein.

         9.6 Time Limit on Certain Claims. No claim for indemnification may be asserted pursuant to a Deficiency described in Section 9.2, unless notice of such claim shall have been given within eighteen months after the Closing Date to the person from whom such indemnification may be sought (except that the cost of items described in Section 9.2(v) which are based on claims for which notice has been given in such eighteen month period shall be payable regardless of when incurred); provided, however, that if the Deficiency is based on a misrepresentation or breach contained in Sections 4.12, 4.21, 4.22 or 4.30, the claim for indemnification with respect thereto shall have been given within the later of three years after the Closing Date or the statute of limitations applicable to such underlying claim.

         9.7 Limit on Amounts. No claim for indemnification may be asserted pursuant to this Article 9 against Seller and the Shareholders until the aggregate amount of Deficiencies for claims which then may be asserted hereunder exceeds Fifty thousand Dollars ($50,000.00), whereupon all such Deficiencies may be claimed.

         9.8 Indemnification by COP and COPT. COP and COPT shall jointly and severally indemnify, protect, defend and hold Seller and each of the Shareholders (the "Seller Indemnified Parties") harmless from and against any claims, losses, demands, liabilities, suits, costs and damages suffered by the Seller Indemnified Parties incurred, arising against, or suffered by, the Seller Indemnified Parties as a consequence of (i) any breach of any representation, warranty or covenant made in this Agreement by COP or COPT, or (ii) the failure of COP or COPT to satisfy any of the Assumed Liabilities.


ARTICLE 10.          DELIVERIES AT CLOSING.

         10.1 Deliveries by Seller and the Shareholders at Closing. If not previously delivered, at Closing Seller and the Shareholders shall deliver or cause to be delivered to Buyer each of the following:

         (a) all contractual assignments, third-party consents, permits, waivers and governmental approvals, as well as evidence of the completion of all other transactions necessary or appropriate for consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents, in form and substance reasonably satisfactory to Buyer;

         (b) resolutions of Seller's Board of Directors and the Shareholders authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and performed by Seller;

         (c) duly executed bills of sale, articles of transfer, assignments and other documents evidencing the transfer of the Assets and the CRM Interest to Buyer, in form reasonably satisfactory to Buyer;

         (d) an opinion of Daniel R. Skowronski, counsel for the Seller, addressed to Buyer and dated the date of the Closing, in the same form as provided for in Section 16.1.3 of the Contribution Agreement, except that no opinion will be rendered with respect to the transfer of the interest in CRM without obtaining the consent of KLNB Inc.;

         (e) a certificate executed by the chief executive officer of Seller and by each Shareholder to the effect that all conditions precedent to the obligation of the Seller to close hereunder have been satisfied or waived, and that the representations and warranties of the Seller in the Agreement are true and correct as of the Closing Date;

         (f) Good Standing Certificates reflecting each of Seller's and CRM's good standing issued by the State of Maryland as of a date immediately prior to the Closing; and

         (g) such other certificates, instruments, documents, agreements, etc. as may be reasonably necessary or appropriate to effect the transactions contemplated hereby.

         10.2 Deliveries by Buyer at Closing. If not previously delivered, at Closing Buyer shall deliver or cause to be delivered to Seller each of the following:

         (a)      the Shares;

         (b) a resolution of COPT's Trustees, for COPT and as sole general partner of COP, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and performed by COPT and COP;

         (c) a certificate executed by COPT, for COPT and as sole general partner of COP, to the effect that all conditions precedent to the obligation of the COP to close hereunder have been satisfied or waived, and that the representations and warranties of COP and COPT in the Agreement are true and correct as of the Closing Date;

         (d) an opinion of counsel for COP and COPT addressed to Seller and dated the date of the Closing, as to the matters described in Sections 6.1, 6.2,
6.3 and 6.5 hereof in form and substance reasonably satisfactory to Seller; and

         (e) such other certificates, instruments, documents, agreements, etc. as may be reasonably necessary or appropriate to effect the transactions contemplated hereby.

ARTICLE 11.            TERMINATION; REMEDIES.

         11.1 Termination by Buyer. This Agreement may be terminated and canceled at any time prior to the Closing by the Buyer, upon written notice to the Seller, if any of the following circumstances or events continues for more than ten (10) business days after Buyer has provided written notice thereof to Seller of its intention to terminate this Agreement:

                  (a) any of the representations or warranties of the Seller or the Shareholders contained herein or in any other Transaction Document shall be inaccurate or untrue in any material respect;

                  (b) any material obligation, term or condition to be performed, kept or observed by Seller or any Shareholder hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; or

                  (c) any one of the conditions precedent to Buyer's obligations to complete Closing hereunder as set forth in Article 7 has not been satisfied, or waived by Buyer in writing, at or before the Closing unless the failure of condition is the result of a material breach of this Agreement by Buyer.

         11.2 Termination by Seller. This Agreement may be terminated and canceled at any time prior to the Closing by the Seller, upon written notice to the Buyer, if any of the following circumstances or events continues after Seller has provided ten (10) business days' written notice thereof to Buyer of its intention to terminate this Agreement:

                  (a)      any of the  representations  or   warranties  of  the
Buyer contained herein or in any Transaction Document shall be inaccurate or untrue in any material respect;

                  (b) any material obligation, term or condition to be performed, kept or observed by Buyer hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; or

                  (c) any one of the conditions precedent to Seller's obligations to complete Closing hereunder as set forth in Article 6 has not been satisfied, or waived by Seller in writing, at or before the Closing unless the failure of condition is the result of a material breach of this Agreement by Seller or a Shareholder.

         11.3 Termination by Agreement. This Agreement may be terminated at any time by mutual written agreement of Buyer and Seller, and shall be automatically terminated upon termination of the Contribution Agreement.

         11.4 Effect of Termination. All obligations of the Parties hereunder shall cease upon any termination pursuant to Sections 11.1, 11.2 or 11.3, provided, however, that (x) the provisions of this Article 11, Section 2.3,
Section 3.4 and Section 5.1 hereof shall survive any termination of this Agreement; and (y) nothing herein shall relieve any party from any liability (at law or in equity) for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein, if such error, omission or failure was willful or deliberate, but if such error, omission or failure was not willful or deliberate, the liability of the responsible party shall be limited to out-of-pocket expenses incurred by the other party(ies) in connection with negotiating, preparing and entering into this Agreement and carrying out the transactions contemplated hereby.

ARTICLE 12. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and the Shareholders and Buyer as follows:

                          Seller and the Shareholders:

                                    Constellation Real Estate, Inc.
                                    8815 Centre Park Drive - Suite 400
                                    Columbia, MD   21045
                                    Attention:       General Counsel
                                    Telecopy:        410-740-1174
                                       and

                                    Constellation Holdings, Inc.
                                    250 West Pratt Street

                                  Baltimore, MD   21201-2423
                                    Attention:       Dan R. Skowronski, Esquire
                                    Telecopy: 410-783-3632


                          With a copy to its attorneys:

                                    Stephen L. Owen, Esquire
                                    Piper & Marbury LLP
                                    36 South Charles Street
                                    Baltimore, MD   21201-3018
                                    Telecopy: 410-539-0489


                                     Buyer:

                                    Corporate Office Properties Trust
                                    One Logan Square, Suite 1105
                                    Philadelphia, PA   19103
                                    Attention:       Clay W. Hamlin, III
                                                     President and Chief
                                                     Executive Officer
                                    Telecopy: 215-567-1907

                                    With a copy to its attorneys:

                                    F. Michael Wysocki, Esquire
                                    Saul, Ewing, Remick & Saul LLP
                                    Centre Square West
                                    1500 Market Street - 38th Floor
                                    Philadelphia, PA   19102
                                    215-972-7139

Notices shall be deemed properly delivered and received when and if either (i) personally delivered, including via facsimile; or (ii) on the first business day after deposit with a commercial overnight courier for delivery on the next business day. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Article 12.



ARTICLE 13.              MISCELLANEOUS PROVISIONS.

         13.1 Entire Agreement; Counterparts. This Agreement is the entire agreement between the parties hereto with respect to the sale of the Assets and the CRM Interest and supersedes all prior and contemporaneous communications, representations, agreements, discussions and understandings, whether oral or written, between the parties hereto, including, without limitation, any financial or other projections, valuations or predictions regarding the Seller, the Assets or the CRM Interest. There are no oral or written agreements, understandings, representations or warranties between the parties hereto with respect to the subject matter hereof other than those set forth or contemplated in this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.2 Headings. The headings contained in this Agreement and the Schedules and Exhibits are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Reference to Sections, Schedules or Exhibits are to portions of this Agreement unless the context requires otherwise.

         13.3 Assignment and Amendment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns; provided, however, that this Agreement shall not be assignable or transferable by Seller or a Shareholder without the prior written consent of Buyer, or by Buyer without the written consent of Seller, except that Buyer may assign some or all of Buyer's rights and obligations under this Agreement without such prior written consent to any Affiliate of Buyer. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         13.4 Commercially Reasonable Best Efforts. Subject to the terms and conditions of this Agreement each party will use its commercially reasonable best efforts to cause the Closing to occur. Seller and Buyer shall use their commercially reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain any and all consents and approvals of third parties (including, but not limited to, governmental authorities) to the transaction contemplated hereby, and to otherwise perform as may be necessary or otherwise reasonably requested by the other party to effectuate and carry out the purposes of, this Agreement.

         13.5 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law.

         13.6 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any persons other than Seller, the Shareholders and Buyer and their permitted assignees, and no Person shall assert any rights as third party beneficiary hereunder.

         13.7 Incorporation of Schedules and Exhibits. The Schedules and Exhibits attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. Reference herein to "this Agreement" and the words "herein," "hereof' and words of similar import refer to this Agreement including its Schedules and Exhibits as an entirety. In the event of any conflict between provisions of this Agreement and any such Schedule or Exhibit, the provisions of this Agreement shall control.

         13.8 Survival. The covenants, rights, obligations, representations and warranties of each of the parties hereunder shall survive the Closing subject to the limitations set forth in this Agreement.

         13.9 Waiver. The failure of any party at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same.

         13.10 Enforcement. Each of the Parties hereto shall have the right at all times to enforce the provisions of this Agreement in strict accordance with its terms and to pursue remedies for breach by any legal and equitable means, including by an action for specific performance, notwithstanding any conduct or custom on its part in refraining from doing so at any time or times.

         13.11 Litigation. Seller, the Shareholders and Buyer waive all rights to a jury trial with respect to any disputes relating to this Agreement, whether arising before or after Closing. In the event of litigation between the parties with respect to this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. The parties hereby further acknowledge and agree that in the event of litigation between them, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought shall have the right to allocate responsibility, between Seller and the Shareholders on the one hand, and Buyer on the other, for all costs and expenses (including, but not limited to, attorneys' reasonable fees) incurred by all parties in the pursuit of that litigation resolved through compromise, settlement or partial judgment. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this shall survive termination of this Agreement and the Closing, if applicable.


         13.12 Publicity. Seller, the Shareholders and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior written consent of both Buyer and Seller, but in no event shall financial terms be disclosed, except as such release or announcement may be required by law or court order, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

         13.13 Brokerage. Seller and the Shareholders represent and warrant to Buyer that none of them, and Buyer represents and warrants to Seller and the Shareholders that neither of them, has dealt with any brokers or finders in connection with this transaction and that no broker, finder or other party is entitled to a commission, finder's fee or other similar compensation as a result hereof, except Legg Mason Real Estate Services, Inc. under separate agreement with Buyer. Buyer shall pay to Legg Mason Real Estate Services, Inc. the compensation payable to it with respect to this transaction pursuant to such agreement. Seller and the Shareholders hereby indemnify, protect and defend and hold Buyer harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys' fees of one counsel selected by Buyer) resulting or arising from the claims of any broker, finder or other such party, claiming by, through or under the acts or agreements of Seller or a Shareholder. Buyer hereby indemnifies, defends and holds Seller and the Shareholders harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys' fees of one counsel selected by the Seller and Shareholders) resulting or arising from the claims of any broker, finder or other such party claiming by, through or under acts or agreements of Buyer. This Section 13.13 shall survive any termination of this Agreement and the Closing, if applicable.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal as of the date first written above.

                                    CORPORATE OFFICE PROPERTIES TRUST

                                    By:    /s/ Clay W. Hamlin, III
                                         Clay W. Hamlin, III, President and
                                           Chief Executive Officer:

                                    CORPORATE OFFICE PROPERTIES, L.P.

                                     By:  Corporate Office Properties Trust,
                                          its sole general partner


                                     By:   /s/ Clay W. Hamlin, III
                                         Clay W. Hamlin, III, President and
                                          Chief Executive Officer:





                                    CONSTELLATION REAL ESTATE, INC.


                                    By:  /s/ Randall M. Griffin
                                    Title:   Randall M. Griffin
                                                 President



                                    SHAREHOLDERS:

                                    KMS OLDCO,INC.


                                     By:   /s/ Randall M. Griffin
                                     Title:    Randall M. Griffin
                                                 President


                                    CONSTELLATION REAL ESTATE GROUP, INC.


                                    By:    /s/ Randall M. Griffin
                                     Title:    Randall M. Griffin
                                                 President

SCHEDULES AND EXHIBITS

SCHEDULES:

         2.1(c)   Excluded Assets
         2.2      Allocation of Purchase Price
         2.5(b)   Agreements, Leases and Equipment Leases to be Assumed by Buyer
         4.5      Subsidiaries, Joint Ventures, etc.
         4.7      Employees and Labor Matters
         4.8      Financial Statements
         4.10     Changes Since Balance Sheet Date
         4.13     Litigation
         4.16     Intangible Assets
         4.17     Third Party Consents Required
         4.21     Encumbrances
         4.23     Employee Benefit Plans


EXHIBITS:

         "A"      CRM Operating Agreement
         "B"      Form of Opinion of counsel to Seller



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